Exhibit 5.1

August 27, 2007

Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors
Security With Advanced Technology, Inc.
10855 Dover Street, Suite 1000
Westminster, CO 80021

Ladies and Gentlemen:

We are acting as special counsel to Security With Advanced Technology, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling shareholders identified in the Registration Statement of up to 13,353,397 shares of common stock, no par value per share, of the Company (“Common Stock”) and 3,492,467 “SWATW” warrants (“SWATW Warrants”). Such shares of Common Stock and SWATW Warrants consist of: (i) 2,031,907 shares of Common Stock underlying Series A Convertible Preferred Stock (the “March / April Preferred Stock”) issuable upon the conversion of promissory notes (“March / April Notes”) issued by the Company in a private placement completed in March and April 2007 (the “March / April Offering”); (ii) 4,866,584 shares of Common Stock underlying warrants (“March / April Warrants”) to purchase Common Stock issued in the March / April Offering; (iii) 4,477,500 shares of Common Stock underlying warrants (“October Warrants”) to purchase Common Stock issued in a private placement completed in October 2006 (the “October Offering”); (iv) 8,680 shares of Common Stock arising from the accrued interest on convertible promissory notes (“October Notes” and collectively with the March / April Notes. “Notes”) issued in the October Offering and issuable upon conversion of the Series A Convertible Preferred Stock underlying the October Notes (the “October Preferred Stock” and collectively with the March / April Preferred Stock, “Preferred Stock”); (v) 70,700 shares of Common Stock underlying Common Stock units issued in the October Offering (“October Common Stock”); (vi) 1,999,967 SWATW Warrants issued in the March / April Offering; (vii) 1,492,500 SWATW Warrants issued in the October Offering; (viii) 275,010 shares of Common Stock underlying warrants issued by the Company to its placement agent and advisor in connection with the October Offering and the Company’s merger with Vizer Group, Inc. (“Placement Agent and Advisor’s Warrants”); and (ix) 1,623,016 shares of Common Stock underlying convertible promissory notes and warrants issued in private placements conducted by the Company between December 2002 and October 2004 (the “Original Private Placements Securities”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of (I) the Registration Statement, (II) the Company’s Articles of Incorporation and Bylaws, each as amended, (III) the Notes, the March / April Warrants, the October Warrants, the SWATW Warrants, the Placement Agent and Advisor’s Warrants and the Original Private Placements Securities (collectively, the “Transactions Documents”) and (IV) the resolutions of the Board of Directors authorizing the issuance of the Notes, the Preferred Stock, the March / April Warrants, the October Warrants, the SWATW Warrants, the Placement Agent and Advisor’s Warrants, the October Common Stock and the Original Private Placements Securities, and such other documents as we have considered relevant. We have assumed that: (a) all information contained in all documents that we have reviewed is correct; (b) all signatures on all documents that we have reviewed are genuine; (c) all documents submitted to us as originals are true and complete; (d) all documents submitted to us as copies are true and complete copies of the originals thereof; (e) each natural person signing any document that we have reviewed had the legal capacity to do so; and (f) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that (1) when issued in accordance with the terms of the Transaction Documents, the shares of Common Stock issuable upon conversion of the Preferred Stock, and the exercise of the March / April Warrants, the October Warrants, the Placement Agent and Advisor’s Warrants and the Original Private Placements Securities, will be duly authorized, validly issued, fully paid and non-assessable; and (2) the shares of October Common Stock and the SWATW Warrants are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Board of Directors
Security With Advanced Technology, Inc.
August 27, 2007

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Colorado, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado or United States federal jurisprudence. To the extent this opinion letter addresses laws of any state other than the State of Colorado, we have assumed (with your permission) that the laws of such state are identical to the laws of the State of Colorado. We also express no opinion with respect to the blue sky or securities laws of any State, including Colorado.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, P.C.
BROWNSTEIN HYATT FARBER SCHRECK, P.C.